Exhibit 99.20

                               AVOCENT CORPORATION

                   COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS

                       FOR THE QUARTER ENDED JUNE 30, 2006

                                AND OTHER MATTERS



Concurrently with the filing of this information, Avocent Corporation has issued a press release containing financial information for the quarter ended June 30, 2006. The following commentary should be read in conjunction with that press release (and the financial information attached to it).

About the Quarter

We were pleased with our results for the quarter. Revenue of $118 million was within our guidance range and represents an increase of 31.8% from the second quarter of 2005 and an increase of 25.7% from the first quarter of this year. The Management Systems Division recorded revenue of $103 million, up 29.1% from the second quarter of last year and up 22.1% from the first quarter of this year. For the second quarter, revenue from the sale of KVM products was approximately $84 million, while revenue from serial products was approximately $14 million. Integration efforts with respect to the Cyclades acquisition went well. As we previously announced, our engineers were able to accomplish the first integration of the primary Cyclades products into our DSView Suite at the beginning of the quarter, and this aided our sales efforts. We also were able to move quickly on the integration of the two sales forces with people trained and territories realigned for most of the quarter. We quickly identified areas of workforce redundancy as a result of the acquisition and notified all the affected employees within 30 days of the closing regarding our plans for their position. We felt informing employees of their status as soon as possible was important out of respect for the people whose jobs were eliminated and to focus the attention of those remaining with us on the task of integration.

Just as important, we made good progress with the integration of the external parts of our sales organization (systems integrators, VARs, resellers, etc.) during the quarter.

Our operations group made significant progress in transferring the Cyclades product lines. Completion of the transfer of the Cyclades products to the Avocent contract manufacturing network remains on schedule to be completed by the end of the year. We also continue on schedule with the integration of the finance, administrative and human resources functions from Cyclades. We expect all of those areas to be fully integrated by the end of the third quarter.

Other divisions met or exceeded expectations during the quarter. AESS exceeded its revenue target and continues to be profitable. Our three other, smaller divisions

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improved their revenue performance over the first quarter although we need to make clear that we continue to consider their efforts "entrepreneurial" in nature and do not expect profits from them at this time.

The quarter was characterized by more than normal product shortage issues, primarily related to the effects of RoHS and related issues.

Gross Margin

Total gross profit was $71.6 million for the quarter. Our gross margin, at 60.6% for the second quarter, was up 1.3 percentage points compared to 59.3% for the first quarter of 2006, and was up 1.6 percentage points when compared to 59.0% for Q2 2005. Our gross margin continues to be positively affected by higher digital product sales and increased revenue from our Embedded Software and Solutions Division. In addition, Cyclades products carry higher gross margins since they are concentrated in branded markets.

We continue to experience good results from our efforts to engineer additional value into our products and our operations group does an excellent job of controlling our manufacturing costs.

Our sales of new products which were introduced or significantly refreshed during the past 12 months contributed approximately $30 million to revenue in the quarter at a combined gross margin significantly higher than our average gross margin.

Operating Expenses

R&D costs were $13.6 million and represented 11.5% of sales. Sequentially, R&D costs increased $650,000 as result of a full quarter's Cyclades expense, which was somewhat offset by the savings from the R&D site closings and headcount reductions completed last year. Compared to Q2 of 2005, R&D expenses decreased $538,000, primarily due to the reduced headcount and site closings.

Selling, General and Administrative expenses were $30.8 million, or 26.1% of sales, and increased by $8.0 million from the first quarter of 2006. As expected, we experienced higher costs as a result of a full quarter of Cyclades selling, general and administrative expenses and higher legal fees associated with the protection of our intellectual property rights, particularly as we approach the trial in the ClearCube case. We also had increased advertising and promotion costs in Q2 to promote our newer products and to promote the addition of Cyclades products.

We expensed almost $2.3 million in the second quarter of 2006 for integration costs and severance charges related to the acquisition of Cyclades.


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Other Income Statement Items

Our operating profit increased $9.9 million compared to the second quarter of 2005 and increased $4.6 million, compared to the first quarter of 2006, to $25.0 million resulting in an operating margin of 21.2% for the second quarter of 2006.

Other income was $1.8 million for Q2, down $1.2 million over Q1, and down $175,000 over Q2 2005. The reduction in other income is related directly to our reduced amounts available for investment as we funded the acquisition of Cyclades at the end of the first quarter of 2006. Also, we used approximately $95.3 million of cash during the second quarter of 2006 for our share repurchase program.

We recorded a one-time $5.0 million gain during the second quarter of 2005 as a result of a settled patent infringement lawsuit.

Our effective tax rate for the quarter was 30.1% compared to 25.5% for Q1 2006 and 27.9% for Q2 2005. The mix of pretax profit among our U.S. and foreign companies affects the rate. Our pretax profits for the remainder of the year are expected to be more heavily weighted towards our domestic operations and will cause our effective tax rate for the year to increase.

Income before the effects of intangible asset amortization, stock-based compensation and acquisition-related charges was $18.7 mi1lion or 15.8 % of sales. This compares to $17.4 million for the first quarter of 2006.

Earnings per share, before the effects of intangibles amortization, stock-based compensation and acquisition-related charges amounted to 38 cents per diluted share for the quarter versus 31 cents for the same quarter in 2005. Our diluted shares decreased year over year by about 1.8 million to 48.7 million this quarter.

During the quarter, we bought back 3,963,000 shares of Avocent stock. As of July 18, 2006, we have repurchased approximately 8,063,000 shares of the 10 million shares authorized for repurchase under our repurchase programs.

Balance Sheet Items

At the end of the second quarter we had approximately $194 million in cash and investments. Cash flow from operations was approximately $13.5 million for the quarter.

Our accounts receivable balance increased, as did our DSO (to 60.5), due to an increased amount of sales occurring in the last month of the quarter and adding Cyclades customer balances which tend to have longer payment terms than legacy Avocent balances have.

Our inventories increased and our inventory turns decreased (to 5.1) as we added more inventories in anticipation of the transition of Cyclades purchasing, warehousing and order fulfillment functions from Fremont to Huntsville in the United States and from


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Germany to Shannon in Europe. In addition, planned
product transitions in relation to the integration of the Avocent and Cyclades product roadmaps and introduction of RoHS-compliant products affected inventories.

During the quarter we invested approximately $1.5 million for capital expenditures related to software acquisitions, implementing additional software modules for internal use, upgrading an engineering test facility and various other smaller projects.

During the second quarter of 2006, we obtained a five year unsecured revolving bank line of credit facility. At June 30, 2006, the balance outstanding on this line was approximately $12 million. We expect to borrow $100 to $125 million at the date of closing the LANDesk acquisition. Additionally, we may borrow additional amounts under the line to repurchase Avocent shares to offset the new shares issued to the LANDesk shareholders. The line of credit currently bears interest at LIBOR plus 112.5 basis points.

LANDesk

No amounts relating to LANDesk results are included in the amounts reported by Avocent for the second quarter. The closing date had been anticipated to be late July. That date now looks more like the second half of August as we await the necessary governmental approvals. However, we are aware that there is significant interest in the results LANDesk posted for the second quarter, so that will be addressed in this section.

LANDesk management has told us that, on an unaudited basis, LANDesk posted revenue of $25.6 million, reflecting growth of 25.5% over the second quarter of 2005 and 15.6% over the first quarter of 2006. LANDesk management has informed us that they believe they would have seen even more significant growth had they not experienced some hesitation in parts of their overseas sales channels due to uncertainties surrounding the pending acquisition. The slowness seemed to be a little more pronounced in European and Asian markets. LANDesk reported EBITDA of approximately $2.0 million for the second quarter of 2006, up from $1.2 million for the second quarter of 2005.

LANDesk showed a growth rate in revenue of 25.4% from the first half of 2005. If that rate of growth were to continue for the full year, the earnout due the LANDesk shareholders would be approximately $36.2 million, bringing the total amount paid for LANDesk to approximately $452.2 million, composed of $200 million cash to be paid at closing, $200 million of Avocent common stock (of which $60 million will be held in escrow), approximately $16 million for the estimated intrinsic value of unvested options to be assumed by Avocent, and $36.2 million to be paid in cash for the earnout.

Forward-Looking Statements

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the acquisition and the expected closing, earnout, and purchase price of


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LANDesk, the integration, operation, and synergies
expected from the Cyclades and LANDesk operations, products, and businesses, future cash needs and borrowings under our line of credit, the size and growth of the current and future markets our products and technologies. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly report on Form 10-Q filed with the SEC on May 10, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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